Exhibit 99.1

DILA Capital Acquisition Corp Announces Delisting of its Securities from the Nasdaq Stock Market LLC

MIAMI, FL, December 27, 2022 -- DILA Capital Acquisition Corp (the "Company") (Nasdaq: DILAU, DILA, DILAW), a special purpose acquisition company, previously announced that it intends to dissolve and liquidate in accordance with its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), including the redemption of all of its outstanding shares of Class A common stock (the “public shares”) that were included in the units issued in its initial public offering on December 22, 2022 (the “Redemption Date”) because the Company will not be able to consummate an initial business combination within the time period required by its Certificate of Incorporation.

The Company today announced that its trust account established in connection with the Company’s initial public offering has been liquidated and that 5,829,980 of the Company’s public shares were submitted to the Company’s transfer agent, Continental Stock Transfer & Trust Company, and were redeemed on December 27, 2022 at a price of approximately $10.04 per share.

Trading of the Company’s public shares on the Nasdaq Stock Market LLC (“Nasdaq”) were suspended for the close of business on December 22, 2022 and Nasdaq filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2022 a Form 25 to delist the Company’s securities from Nasdaq. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended. The Company’s securities will not be listed or registered on another national exchange or on a quotation medium.

About DILA Capital Acquisition Corp

DILA Capital Acquisition Corp is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "could," "should," "will," "may," "believe," "anticipate," "intend," "estimate," "expect," "project," the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward- looking statements should not be relied upon as representing the Company's views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

Contact:

DILA Capital Acquisition Corp

Eduardo Clave

eduardo@dilacapital.com

(970) 393-2155